Calculation of Filing Fee Tables
S-3
PLAINS ALL AMERICAN PIPELINE LP
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common units representing limited partner interests	457(r)				0.0001476
Fees to be Paid	2	Equity	Preferred units representing limited partner interests	457(r)				0.0001476
Fees to be Paid	3	Debt	Debt securities	457(r)				0.0001476
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	(1a) Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. (1b) In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fees required in connection with this Registration Statement and will pay any registration fees then due subsequently in advance or on a pay-as-you-go basis. (1c) There is being registered hereunder such indeterminate number or amount of common units representing limited partner interests, preferred units representing limited partner interests and debt securities as may from time to time by issued by the registrant at indeterminate prices and as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder.

[2]	See Offering Note 1

[3]	See Offering Note 1